Exhibit 99.1

FOR IMMEDIATE RELEASE

October 5, 2005

Idelle Wolf to join A. O. Smith Board of Directors

Milwaukee, Wis.—Idelle K. Wolf, the president of Barnes Distribution North America has been elected to the Board of Directors and appointed to the Audit Committee of A. O. Smith Corporation (AOS-NYSE).

Wolf was named president of Barnes Distribution North America in December 2004. The company, with headquarters in Cleveland, Ohio, is a leading distributor of maintenance, repair, operating, and production supplies with distribution centers in North America, Europe, and Asia and a business unit of the Barnes Group Inc (NYSE:B). She joined Barnes Group Inc. as vice president and as chief operating officer of Barnes Distribution in 2000.

Prior to Barnes Group, Wolf held a number of executive management positions at Curtis Industries, Inc., a distributor of security products, maintenance and repair supplies. She served as executive vice president and chief operating officer from 1998 until 2000 when the company was acquired by Barnes Group. Prior to that, she was senior vice president and chief financial officer from 1997 until 1998 and vice president of finance and chief financial officer from 1992 until 1997.

She also held the position of executive vice president and chief operating officer of Point Group Inc. from 1985 until 1992. Wolf began her career with Ernst and Young and is a Certified Public Accountant.

She earned a bachelor’s degree in accounting from the honors program at The Ohio State University, Columbus, Ohio.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 16,500 people worldwide.